American Dairy, Inc. Reports Second Quarter 2010 Financial Results

Conference Call to be Held Today at 9:00 am ET

BEIJING and LOS ANGELES, Aug. 9 /PRNewswire Asia-FirstCall/ — American Dairy, Inc. (NYSE: ADY; "American Dairy" or the "Company"), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the second quarter of 2010.  The Company will hold a conference call today at 9:00 am ET.

Second Quarter 2010 Financial Highlights
—	Revenue up 26.7% to $52.2 million vs. $41.2 million in 2Q09
-	Revenue from branded milk powder products up 9.0% to $35.0 million vs. $32.1 million in 2Q09
-	Revenue from raw milk powder up 223.8% to $13.6 million vs. $4.2 million in 2Q09
—	Gross profit down 23.2% to $18.5 million vs. $24.1 million in 2Q09
—	Gross margin 35.4% in 2Q10 vs. 58.6% in 2Q09
—	Net loss of $(20.7) million in 2Q10 vs. net income of $7.6 million in2Q09
—	EPS per diluted share down to a loss of $(0.92) vs. $0.40 in 2Q09

The increase in revenue in the second quarter of 2010 compared to the second quarter of 2009 is primarily attributable to expanding the Company's market areas and distribution network throughout China, as well as increased demand for high quality products and increased sales quantities of certain of the Company's milk powder and raw milk powder products.
Gross profit was $18.5 million in the second quarter of 2010 compared to $24.1 million in the second quarter of 2009.  Gross margin for the second quarter of 2010 was 35.4%, compared to 58.6% in the second quarter of 2009.  Gross profit in the second quarter of 2010 was lower than gross profit in the second quarter of 2009 primarily due to changes in the Company's revenue mix, increased costs of raw milk supply, and increased sourcing of higher quality but higher cost raw milk from the Company's organic dairy farms.  The costs of the higher quality raw milk sourced from the Company's organic dairy farms and from local farmers increased 22.0% compared to the prior year period.
Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, "2010 has been a unique year of fine-tuning of our operations.  After 2009's significant growth and build up of our platform and distribution network, we are continuing to strengthen our sales and marketing operations so that we fully leverage our unique vertically integrated business model with state-of-the-art production facilities.  This quarter's results were softer than anticipated, but we are addressing this with certain initiatives to improve future results. Steps taken and being implemented include our plan to modify our selling approach to be more cost-effective, and improve overall sales operations to drive higher returns from existing retail sales points, including actions to adjust existing retail sales points in focused regions."
Mr. Leng continued, "We remain committed to producing the highest quality products for infants and children going forward.  With the steps we are taking and our strong fundamentals, we are confident that we will improve profitability and secure our long term position."
Loss from continuing operations was $24.0 million in the second quarter of 2010, compared with income from continuing operations of $0.7 million in the second quarter of 2009.  Sales and marketing expenses increased 43.0% to $29.6 million in the second quarter of 2010 from $20.7 million in the second quarter of 2009, primarily reflecting the Company's increased sales and additional promotional activities in the second quarter of 2010.  General and administrative expenses increased 208.7% to $7.1 million in the second quarter of 2010 from $2.3 million in the second quarter of 2009, primarily reflecting reversals of bad debt of $2.0 million in 2009, share-based compensation expenses of $0.9 million in 2010, and various additional fees and expenses.  In addition, in the second quarter of 2010 the Company disposed of under-performing cows, which failed to meet the Company's dairy farms yield requirements.  The loss of disposal of cows was approximately $5.8 million.

The Company recognized other income of $2.6 million during the second quarter of 2010.  In the prior year period, the Company had other income of $5.0 million.  The lower other income was primarily attributable to a decrease of government subsidy of approximately $2.6 million from the second quarter of 2009, offset in part by a decrease in interest and finance costs paid related to convertible notes that matured in 2009 of approximately $1.1 million from the prior year period.
Net loss attributable to the Company for the second quarter of 2010 was $(20.6) million, or $(0.92) per diluted share, compared to net income attributable to the Company of $7.6 million, or $0.40 per diluted share, in the prior year period.

First Half of 2010 Financial Highlights
Revenue decreased 13.8% to $133.6 million in the six months ended June 30, 2010 from $155.0 million in the same period of 2009.  Contributions from milk powder products were approximately $99.8 million, or 74.7%, of sales in the six months ended June 30, 2010, down 28.5% from $139.6 million, or 90.1% of sales, in the prior year period. This decrease is largely due to increased competition from new competitors entering into the Company's industry and old competitors aggressively attempting to reclaim market share following the melamine crisis. Gross profit decreased 41.2% to $56.9 million in the six months ended June 30, 2010 from $96.7 million in the same period of 2009. Gross margin for the six months ended June 30, 2010 was 42.6%, compared to 62.4% in the prior year period, primarily attributable to increases in the price for both internally and externally sourced raw materials, and also to a decrease in sales of milk powder and an increase in sales of raw milk powder, which has a lower gross profit margin.  Income from continuing operations decreased to a loss of $(22.1) million in the six months ended June 30, 2010, compared to a profit of $32.3 million in the prior year period.  Net income from continuing operations for the first six months of 2010 decreased to a loss of $(15.2) million, or $(0.68) per diluted share, from a profit of $32.1 million, or 1.67 per diluted share, in the prior year period.  Net income attributable to the Company for the first six months of 2010 decreased to a loss of $(15.0) million, or $(0.68) per diluted share, from a profit of $35.4 million, or $1.84 per diluted share in the prior year period.

Balance Sheet
As of June 30, 2010, the Company had cash and cash equivalents of $12.7 million and total current assets of $143.4 million, compared with cash and cash equivalents of $48.9 million and total current assets of $177.6 million as of December 31, 2009.
The decrease in cash on the balance sheet was primarily attributable to the Company's repaying selected short-term and long-term debt facilities during the past six months, and a transfer to restricted cash of cash committed for certain dairy cow purchases.  The Company continues to strengthen its balance sheet through improvements in the quality of its biological assets, pay down of selected debt obligations, and increased capital assets.

Financial Guidance
Mr. Jonathan H. Chou, the Company's Chief Financial Officer, stated, "Despite the softness in this quarter's results, we are pleased to report three month revenue growth of 26.7% compared to the prior year period.  Specifically, sales of our branded milk powder products grew 9.0% to $35.0 million compared to the prior year period.  As we approach the middle of the third quarter of 2010, we are confident that we are taking effective measures to continue to improve our operations across all functions.  With respect to our balance sheet, we continue to address the Company's cash needs versus debt level, which resulted in repayment of approximately $20 million equivalent in selected RMB and USD debt facilities.  We will continue strengthen our balance sheet and match most ideal liabilities available to our PRC assets.  Based on cash and actual purchase orders received this quarter to date, we project our total revenue will exceed $55 million in the third quarter of 2010."

Conference Call Details
The Company will hold a conference call on August 9, 2010 at 9:00 am ET to discuss its results.
Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-455-2265
Hong Kong toll free:	800-901-111
Northern China toll free:	10-800-714-1202
Southern China toll free:	10-800-140-1181
International:	1-719-325-2199

The replay will be accessible through August 16, 2010 by dialing the following numbers:

United States toll free:	1-888-203-1112
International:	1-719-457-0820
Password:	9050942

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,250 tons per day and an extensive distribution network that reaches over 95,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company's operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company's plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "targets," "could," "would," and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

For more information, please contact

In the U.S.:
ir@americandairyinc.com

In China:
May Shen
Tel:     +86-10-8457-4688 x8810
Email: shenchunmei@americandairyinc.com

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2010	2009
	US$	US$

Assets
Current assets:
Cash and cash equivalents	12,695,511	48,949,524
Restricted cash	9,607,045	—
Notes and loans receivable, net of allowance of $4,000,000	155,245	438,776
Trade receivables, net of allowance of $594,666 and $791,119, respectively	23,038,198	27,495,190
Due from related parties	2,409,029	2,188,243
Employee receivables	1,214,838	396,724
Advances to suppliers	23,395,479	24,417,968
Inventories, net of allowance of $87,068 and $518,561, respectively	58,284,823	59,044,665
Prepayments and other current assets	280,972	1,814,472
Refundable taxes	7,400,017	8,532,629
Other receivables	1,932,667	4,307,680
Short term investment	2,937,461	—
Total current assets	143,351,285	177,585,871

Investments:
Investment in mutual funds - available for sale	102,581	136,466
Investment at cost	264,370	263,264
	366,951	399,730
Property and equipment:
Property and equipment, net	155,747,540	154,572,409
Construction in progress	33,059,104	23,170,909
	188,806,644	177,743,318
Biological assets:
Immature biological assets	35,137,414	35,672,123
Mature biological assets, net	19,288,183	13,232,124
	54,425,597	48,904,247

Other assets:
Deferred tax assets	3,632,815	3,632,815
Prepaid leases	28,786,650	29,016,486
Other intangible assets, net	664,139	821,331
Goodwill	1,796,470	1,784,331
Deferred debt issuance cost, net	—	369,608
Total assets	421,830,551	440,257,737

Liabilities
Current liabilities:
Current maturities of long term debt	7,343,654	7,312,935
Notes and loans payable	45,515,008	62,372,922
Accounts payable	41,385,640	37,956,046
Accrued expenses	10,834,587	8,365,245
Income tax payable	1,108,661	2,980,774
Advances from customers	6,876,878	6,893,947
Due to related parties	119,026	10,531,851
Advances from employees	443,071	483,647
Accrued employee benefits	4,696,307	4,120,053
Other payables	43,807,803	23,693,617
Current portion of capital lease obligation	155,624	—
Total current liabilities	162,286,259	164,711,037

Long term debt, net of current portion	28,522,751	32,427,230
Capital lease obligation, net of current portion	602,122	—
Long term tax payable	5,057,504	4,747,083
Deferred income	8,897,018	10,538,313
Performance share obligation	—	11,382,000
Total liabilities	205,365,654	223,805,663

Commitments and contingencies

Redeemable common stock (US$0.001 par value, 2,625,000 and 2,100,000 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively)	65,027,093	53,645,093

Equity
American Dairy, Inc. shareholders' equity:
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,654,376 and 19,607,376 issued and outstanding as of June 30, 2010 and December 31, 2009, respectively)	19,654	19,607
Additional paid-in capital	57,256,826	54,482,098
Common stock warrants	1,774,151	1,774,151
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	26,534,044	25,651,571
Retained earnings	58,631,883	73,672,879
Total American Dairy, Inc.
shareholders' equity	151,077,782	162,461,530
Noncontrolling interests	360,022	345,451

Total equity	151,437,804	162,806,981

Total liabilities, redeemable common stock, and equity	421,830,551	440,257,737

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	US$	US$	US$	US$

Sales	52,194,506	41,186,466	133,630,409	155,008,313

Cost of goods sold	(33,730,167)	(17,054,053)	(76,728,349)	(58,298,322)

Gross profit	18,464,339	24,132,413	56,902,060	96,709,991

Operating expenses:
Sales and marketing expenses	(29,571,923)	(20,676,176)	(57,853,747)	(52,316,064)
General and administrative expenses	(7,080,692)	(2,322,879)	(12,574,515)	(11,301,083)
Loss on disposal of biological assets	(5,788,171)	(457,942)	(8,573,433)	(820,801)
Total operating expenses	(42,440,786)	(23,456,997)	(79,001,695)	(64,437,948)

(Loss) income from continuing operations	(23,976,447)	675,416	(22,099,635)	32,272,043

Other income (expenses):
Interest income	109,550	118,768	207,186	211,085
Interest and finance costs	(714,099)	(1,828,430)	(1,558,962)	(3,413,977)
Amortization of deferred debt issuance cost	(356,737)	(33,914)	(376,057)	(67,828)
Government subsidy	3,419,709	6,014,120	9,158,482	6,744,408
Other income, net	155,343	727,685	364,025	1,514,681

(Loss) income before income tax	(21,362,681)	5,673,645	(14,304,961)	37,260,412

Income tax expense	642,196	(1,345,393)	(943,621)	(5,174,741)
(Loss) income from continuing operations, net of tax	(20,720,485)	4,328,252	(15,248,582)	32,085,671

Net income from discontinued operations, net of tax	—	3,286,694	—	3,289,908
Net (loss) income	(20,720,485)	7,614,946	(15,248,582)	35,375,579
Add: Net loss attributable to noncontrolling interests	145,893	16,497	207,586	42,645
Net (loss) income attributable to American Dairy, Inc.	(20,574,592)	7,631,443	(15,040,996)	35,418,224

(Loss) earnings per share of common stock - Basic
(Loss) income from continuing operations attributable to American Dairy, Inc.	(0.92)	0.25	(0.68)	1.86
Income from discontinued operations attributable to American Dairy, Inc., net of tax	—	0.19	—	0.19
Net (loss) income attributable to American Dairy, Inc.	(0.92)	0.44	(0.68)	2.05
(Loss) earnings per share of common stock - Diluted
(Loss) income from continuing operations attributable to American Dairy, Inc.	(0.92)	0.24	(0.68)	1.67
Income from discontinued operations attributable to American Dairy, Inc., net of tax	—	0.16	—	0.17
Net (loss) income attributable to American Dairy, Inc.	(0.92)	0.4	(0.68)	1.84

Weighted average shares of common stock outstanding
Basic	22,273,266	17,339,311	22,009,564	17,296,845
Diluted	22,273,266	20,161,916	22,009,564	19,712,263

SOURCE: American Dairy, Inc.